Exhibit 10.25

Language Line Holdings, LLC
One Lower Ragsdale Drive
Monterey, CA 93940
Phone 831.648.5811

December 11, 2006

Matthew Gibbs

391 Dry Creek Road

Monterey, CA 93940

Re:	Repurchase Notice

Dear Matt:

Reference is made to the Incentive Unit Agreement between you and Language Line Holdings, LLC (“Holdings”), dated July 12, 2004 and March 21, 2006 (the “Agreement”). Reference is also made to the fact that you have notified Language Line Services of your intended resignation effective December 18, 2006.

Your resignation constitutes a Termination Event pursuant to Section 5(a) of the Agreement. Pursuant to Section 6 of the Agreement, Holdings has the right to repurchase all or any portion of your vested Class “C” Common Units at Fair Market Value, and your unvested Class “C” Common Units (the “Units”) for an aggregate purchase price of $1.00 upon a Termination Event.

Holdings hereby notifies you, pursuant to Section 6 (c) of the Agreement, that it has elected to repurchase an aggregate 300,000 of your vested Units and 3,300,000 of your unvested Units, such purchase to be completed on a pro-rata basis based on the number of Class C-1 Common Units, Class C-2 Common Units and Class C-3 Common Units held by you (the “Repurchased Units”). We have calculated the purchase price for the Repurchased Units in accordance with Section 6(b) of the Agreement as $27,000.00 in the aggregate for your vested Units and $1.00 in the aggregate for your unvested Units (the “Purchase Price”) and, thus, have enclosed a check in such amount (see Schedule A for detail)

In consideration of the Purchase Price, you hereby represent and warrant to Holdings as follows as of the date hereof and as of the Closing Date (as defined):

1.	Ownership. All of the Repurchases Units are owned of record and beneficially by you, and you have good and marketable title to the Repurchased units, free and clear of any security interest, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (collectively, Encumbrances”) except as for such legend and related transfer restrictions. All of the Repurchased Units are validly issued, fully paid and nonassessable. At the Closing (as defined below), you will deliver to Holdings good and marketable title to the Repurchased Units, free and clear of any Encumbrances.

2.	Legal Capacity. You have full legal capacity to enter into and perform your obligations set forth in this Agreement. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation, enforceable against you in accordance with its terms.

3.	Conflicts. The execution, delivery and performance of this Agreement by you does not conflict with or result in a breach of any agreement, instrument, order, judgement, decree, law or governmental regulation to which you or the Repurchased Units are subject.

All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of New York.

Please sign the attached copy of this letter and return it to me no later than December 18, 2006; provided that, for the avoidance of doubt, you, by cashing the enclosed check, agree to the terms set forth herein. The time and place of closing of the aforesaid repurchase shall be the earlier of (x) the time you cash the enclosed check, (y) the receipt by me of a copy of this letter signed by you, or (z) July 7, 2006, in each case, in our offices at the address set forth above (the “Closing”)

Yours truly,

LANGUAGE LINE HOLDINGS, LLC

By:	/s/ Dennis G. Dracup
Name:	Dennis G. Dracup
Title:	President and CEO

Accepted as of this

8th day of December, 2006

/s/ Matthew Gibbs
Matthew Gibbs

Schedule A

Share Repurchase Calculation

	Jun-04 Grant	Mar-06 Grant	Total Grants	Shares Repurch.	Repurch. Price	Aggregate Repurch. Price	Shares Not Repurch
A. Vested Shares	1,200,000	—	1,200,000	300,000	$0.09	$27,000.00	900,000
B. Unvested Shares	2,800,000	500,000	3,300,000	3,300,000	na	$1.00	—

C. Total Shares Granted	4,000,000	500,000	4,500,000	3,600,000	na	$27,001.00	900,000